Approved December 10, 2025 Insider Trading Policy I. INTRODUCTION DENTSPLY SIRONA Inc. (together with its subsidiaries and affiliates, the “Company”) has adopted this Policy to promote compliance by the Company, its directors and personnel with federal and state securities laws, which, among other things, prohibit purchases or sales of “Company Securities” (as defined below) or, in certain instances, the securities of other entities while in possession of “material” and “non-public” (each defined below) information concerning the Company (or any other entity to which the information relates) and also prohibit trading, tipping (as defined below) and making recommendations to others to trade while in possession of such material non-public information. II. STATEMENT OF THE POLICY It is the policy of the Company that persons covered by this Policy who are in possession of material non-public information shall not:  Engage in transactions in or relating to Company Securities, except as otherwise specified in this Policy;  Recommend or express opinions on the purchase or sale of any Company Securities to any other person;  Disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, without limitation, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or  Enable or assist anyone in connection with the above activities. In addition, it is the policy of the Company that persons covered by this Policy who, in the course of working or performing services for the Company, learn of material non-public information about the Company’s customers, vendors or suppliers, as well as about entities with which the Company is engaged, or is proposing to engage, in a material corporate transaction such as a merger, acquisition, sale, joint venture or similar strategic transaction (collectively, “Business Partners”) shall not trade in that company’s securities until the information becomes public or is no longer material. Additional requirements apply to “Designated Insiders,” as set forth below, including, among other things, restricting trading to open window periods and requiring the pre-clearance of trades. There are no exceptions to this Policy for personal circumstances. Securities laws do not recognize mitigating circumstances (such as the need to raise money for an emergency). Even the appearance of an improper transaction should be avoided to protect the Company’s reputation for the highest standards of conduct and avoid potential civil and criminal liability. Definition of material information It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of stock or other securities.

Page 2/9 While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:  Financial and operating results or information, whether historical or actual, prior to public release  Significant write-downs in assets or increases in reserves  Projections of future earnings or losses  New product, process or service announcements of a significant nature, or significant pricing changes for existing products, processes or services  News of a pending or proposed acquisition, merger, tender offer, significant joint venture, significant sale of assets or disposition of a subsidiary  Major financing developments  New equity or debt offerings  Debt service or financial liquidity problems or impending bankruptcy  Gain or loss of, or change in status of, a significant customer or contract  Significant disputes with major suppliers, vendors or customers  Stock splits or other material changes in capital structure or dividend policy  Calls, redemptions or repurchases of securities  Significant changes in accounting methods or principles  Potential restatements of the Company’s financial statements, or a notification that the Company may no longer rely on an audit report  New equity or debt offerings  Significant exposure due to actual or threatened litigation  Significant governmental regulatory activities  Occurrence of a cybersecurity, data privacy, or similar incident  Changes in senior management, a change in control, or a change in the Company’s independent registered public accounting firm Note that this list is merely illustrative and not exhaustive. Material information is not limited to historical facts but also includes projections and forecasts. In the case of future events or contingencies, materiality is determined by balancing the probability that the event will occur against the magnitude of its effect on the Company or its stock price. Thus, information about an event that would have a large impact may be material even if its probability is relatively small. Either positive or negative information may be material, and in evaluating whether any information is material, you should remember that someone else (including the Securities and Exchange Commission (“SEC”) or a U.S. Attorney) will be viewing a securities transaction made by you with the benefit of “20/20 hindsight”—if in doubt, assume that the information is material or consult with the Legal Department. Definition of non-public information Non-public information is information that has not been previously disclosed to the general public. You should presume that information is non-public and should be treated as confidential unless you can point to its official release by the Company in a press release, an SEC filing or a press conference or investor presentation that is properly noticed in advance. Information is not necessarily public

Page 3/9 merely because it has been discussed in the press, which will sometimes report rumors, or because it has been covered in a speech to an audience, a TV or radio appearance or an article in an obscure magazine. Full disclosure also means that the securities markets have had the opportunity to digest the news. Under this Policy, one full Trading Day (as defined below) following the release of material information is regarded as sufficient for dissemination and interpretation of the information. For example, if the Company issues a press release containing material information at 8:00 a.m. on a Tuesday, and the Nasdaq Stock Market is open for a full day of trading on that day, persons subject to this Policy shall not be permitted to trade in Company Securities until the conclusion of trading on Tuesday. Partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed non-public. III. APPLICABILITY OF THE POLICY This Policy applies to all directors, officers and other employees of the Company and continues to apply for such period after their employment or directorship with the Company for so long as such persons possess material non-public information about the Company (collectively, “Company Persons” and each a “Company Person”). This Policy also applies to Family Members (as defined below) of Company Persons, and any entities or accounts that any of them control (the term “control” being defined as the ability to direct the investment activities of such entities or accounts) (any such person or entity together with Company Persons and their Family Members, the “Covered Persons” and each a “Covered Person”). You are responsible for the transactions of these other persons specified above and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. The Company may also determine that contractors, consultants or advisors who have access to material non-public information about the Company or its Business Partners will be subject to this Policy. This Policy applies to all transactions in Company Securities. This Policy also applies to transactions in the securities of Business Partners (except that Section V below does not apply). All employees and directors should treat material non-public information in their possession about Business Partners with the same care required with respect to information related directly to the Company. In this Policy: “Company Securities” means common stock, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, options and warrants to purchase common stock, and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. “Designated Insiders” means all Company Board members, officers, and any employees who regularly have access to material non-public information as determined from time to time by the General Counsel or Chief Financial Officer, or their designee; provided that once a Designated Insider is so designated, the General Counsel or Chief Financial Officer or their designee Officer may only determine that such person is not a Designated Insider during an open window period. “Family Member” means any member of a person’s family who resides with that person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who shares that person’s household,

Page 4/9 and any family member who lives elsewhere but whose transactions in Company Securities are directed by that person or subject to that person’s influence and control. “Trading Day” means a day in which the applicable exchange is open for trading a company’s securities (The Nasdaq Stock Market in the case of Company Securities). A full Trading Day is considered to be 6.5 hours during which the exchange is open for trading—generally 9:30 a.m. until 4:00 p.m. Thus, if material information is disclosed at 8:00 a.m. on a normal Trading Day, one full Trading Day is considered to have elapsed at the conclusion of trading that same day, provided that the applicable exchange is open for a full day of trading. On the other hand, if material information is disclosed at 4:15 p.m. on a given Trading Day, one full Trading Day is considered to have elapsed at the conclusion of trading the following day, provided the applicable exchange is open for a full day of trading. IV. SPECIFIC RESTRICTIONS AND REQUIREMENTS APPLICABLE TO ALL COVERED PERSONS The following provisions apply to all Covered Persons. The Company may also determine that other persons should be subject to these provisions, such as contractors or consultants who have access to material non-public information. A. Trading While in Possession or Aware of Material Non-public Information No Covered Person shall engage in any transaction involving a purchase or sale of Company Securities, including any offer to purchase or offer to sell, during any period that he or she possesses or is aware of material non-public information concerning the Company (or a purchase or sale of the securities of a Business Partner when he or she possesses or is aware of material non-public information concerning that Business Partner). This includes donations and gifts of securities, as well as certain elections pursuant to the Company’s benefit plans, including without limitation 401(k), Supplemental Executive Retirement Plan, the Deferred Supplemental Savings Plan, the Deferred Compensation Plan for directors, or the Employee Stock Purchase Plan. Please refer to sections VI.C and VI.D below. This prohibition applies regardless of whether the Covered Person planned to make the transaction before he or she learned of the material non-public information and applies even though the failure to execute the desired transaction may result in an economic loss or the inability to realize an anticipated profit. The prohibition will remain in effect until one full Trading Day has elapsed following the date of public disclosure of the material non-public information by the Company (or the Business Partner as the case may be). B. Tipping No Covered Person shall disclose or pass on (“tip”) material non-public information to any other person (including a Family Member or friend) or entity, nor shall Covered Persons make recommendations or express opinions as to trading in Company Securities, or securities of Business Partners, while in possession or aware of material non-public information. This includes disclosure through “anonymous” communications online and elsewhere and via any social media sites. This prohibition applies regardless of whether the Covered Person receives any monetary benefit from the tippee. Tipping can result in liability for the insider who communicated such information, even if such insider does not actually trade himself or herself, and for the person who received the information.

Page 5/9 This prohibition applies to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through authorized individuals. If you receive any inquiries of this nature, you should decline to comment and refer the inquiry to the Investor Relations department. For more information, please refer to the Company’s Disclosure Policy and Guidelines. C. Confidentiality of Non-public Information Non-public information relating to the Company is the property of the Company, and the unauthorized disclosure of material information is forbidden. Company Persons must keep secure all correspondence and other documents relating to material non-public information. If an inquiry from outside the Company is received, such as from a stock analyst or the media, for information that may be material and non-public (particularly financial results and/or projections, and including to affirm or deny information about the Company), the inquiry should be referred immediately to the Investor Relations department. D. Trading on a Short-Term Basis No director or executive officer of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Persons”) should trade in Company Securities on a short-swing basis (i.e., purchases and sales both made within six months), unless the transactions would be exempt from “short-swing” liability under Section 16 of the Securities Exchange Act of 1934. E. Post-Termination Transactions This Policy applies even after termination of employment or service with the Company. If a Company Person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material. Section 16 Persons may have continuing reporting requirements under Section 16 and may be subject to other trading restrictions following termination of employment or service and should consult with the General Counsel or Chief Financial Officer or their designee. V. PROVISIONS APPLICABLE TO DESIGNATED INSIDERS A. Window Periods Designated Insiders and their Family Members may only engage in the purchase, sale or transfer of Company Securities during the open window period, which is the period beginning one full Trading Day after the public release of quarterly or annual results, and ending at the conclusion of trading on the 15th calendar day of the last month of the quarter (or the conclusion of trading on the last Trading Day prior to the 15th calendar day if the 15th calendar day is not a Trading Day). Even during such open window period, any person possessing or aware of material non-public information concerning the Company should not engage in any transaction in Company Securities until one full Trading Day following the date of announcement. The open window period dates may also be adjusted from time to time by the General Counsel or his or her designee, after consultation with the Chief Financial Officer or his or her designee.

Page 6/9 The Company may from time to time impose special blackout periods because of developments known to the Company and not yet disclosed to the public. In the event of a special blackout period, the General Counsel or Chief Financial Officer or their designee will notify the individuals who are subject to the special blackout period, which can include any individuals subject to this Policy, and such individuals will be prohibited from engaging in transactions in Company Securities while they are subject to the special blackout period. Any person made aware of the existence of a special blackout period should not disclose the existence of the special blackout period to any other person. The failure of the Company to notify a person that he or she is subject to a special blackout period does not relieve that person of the obligation not to trade while in the possession or aware of material non-public information. B. Pre-Clearance of Trades Before trading in Company Securities, Designated Insiders and their Family Members must obtain written pre-clearance, including for transactions occurring outside a blackout period. A form for such purposes is attached as Exhibit 1 to this Policy. A request for pre-clearance should be submitted at least two days in advance of the proposed transaction. As part of such a request, Designated Insiders and their Family Members must certify that they are not in possession of material non-public information about the Company. Designated Insiders must also obtain pre- clearance prior to entering into, modifying, or terminating any trading plan under Rule 10b5-1 (see below for more information about 10b5-1 trading plans). In order to comply with Section 16 reporting requirements, any gift transactions by Section 16 Persons should also be pre-cleared. The Company is not obligated to approve a pre-clearance request and may deny clearance to trade based on certain circumstances. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Pre-clearance of a transaction is valid only for a two Trading Day period. All directors and executive officers must report any transaction in Company Securities to the Legal department (YORKPA-SCC-Corp-Legal- Preclearance@dentsplysirona.com) within 24 hours. If the transaction order is not placed within that two Trading Day period, pre-clearance of the transaction must be requested again. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance. Even if you receive pre-clearance, you, your Family Member or any entity you control may not trade in Company Securities if you are in possession or aware of material, non-public information about the Company. C. Hedging, Short Sales and Other Speculative Activity Designated Insiders, and any of their respective designees, may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that speculate on, hedge or offset, or are designed to speculate on, hedge or offset, any increase or decrease in the market value of the Company Securities, including but not limited to, trading in options (other than exercising options granted by the Company), warrants, puts and calls of all types and selling Company Securities “short.” Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Designated Insider in conflict with the best interests of the Company and its stockholders. The simultaneous sale through a broker of some or all of the shares acquired through the exercise of an

Page 7/9 option granted under a Company compensation plan is not considered a short sale, but such activity (i.e., a cashless exercise of options) is considered a trade and is subject to the other restrictions discussed in this Policy. In addition, Designated Insiders may not hold Company Securities in margin accounts or pledge Company Securities. VI. EXCEPTIONS TO CERTAIN PROVISIONS OF THIS POLICY A. Transactions Pursuant to a Pre-Arranged Trading Plan Under SEC Rule 10b5-1 The SEC has adopted a rule that creates a safe harbor for the trading of Company Securities regardless of a person’s awareness of inside information, where it is clear that the inside information was not a factor in the decision to trade. Rule 10b5-1 under the Securities Exchange Act of 1934 allows such trades in conformity with a binding contract, instruction or written plan that was put into place at a time when the person was not aware of material non-public information. The plan must (1) lock in the amount, price and dates of future trades; (2) provide a formula or algorithm for determining future trades; or (3) delegate discretion for determining amount, price and dates to a third party precisely as provided under the rule. All 10b5-1 plans must satisfy any requirements of Rule 10b5-1, as may be promulgated by the SEC. The ability to modify plans once established is limited, and modification or termination of arrangements is risky. The modification or termination of a plan may call into question the good faith of the person in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations for executed trades under the plan). Although Rule 10b5-1 may help insiders avoid liability for insider trading, it does not eliminate other relevant securities law requirements and prohibitions. Therefore, buying and selling in reliance on Rule 10b5-1 must also be designed to comply with the reporting and short-swing profit rules under Section 16, Rule 144 and other applicable requirements. The liability avoidance provisions of Rule 10b5-1 are affirmative defenses. If the government can prove that an individual was aware of material non-public information at the time of a purchase or sale, the burden of proving that trading was pursuant to an adequate Rule 10b5-1 trading plan will be on the individual. Most brokers, investment bankers and financial advisers have developed standard documentation for Rule 10b5-1 trading plans. If you choose to adopt this type of plan, you should work with a brokerage firm and counsel that is experienced in these matters. All Designated Insiders must obtain pre-clearance prior to entering into, amending, replacing or terminating a 10b5-1 trading plan. A Designated Insider may only enter into, amend, replace, or terminate a 10b5-1 trading plan during an open window period, as described above, and when the Designated Insider is not in possession or aware of material non-public information. All 10b5-1 trading plans must be approved by the Chief Financial Officer and the General Counsel or their designee at least 90 days in advance of any trades thereunder.

Page 8/9 B. Stock Option Exercises The prohibitions under this Policy do not apply to exercises of stock options or other awards without the sale of the underlying stock; provided, however, that such exercises by Designated Insiders must be “pre-cleared” pursuant to this Policy prior to the exercise. The prohibitions under this Policy do apply to sales of stock as part of a broker-assisted “cashless” exercise of an option or any market sale for the purpose of generating the cash needed to pay the exercise price or tax liability associated with the exercise of an option. C. Benefit Plans This Policy does not apply to purchases of Company Securities in the Company’s benefit plans (such as 401(k) Plan, Supplemental Executive Retirement Plan, the Deferred Supplemental Savings Plan, the Deferred Compensation Plan for directors, or Employee Stock Purchase Plan) resulting from periodic contributions under an election made at the time of enrollment. The Policy does apply however to elections made under such plans to (a) increase or decrease the percentage of periodic contributions that will be allocated to Company Securities, (b) make an intra-plan transfer of an existing account balance into or out of Company Securities, (c) borrow money against a plan account if the loan will result in a liquidation of Company Securities, and (d) pre-pay a loan made against a plan account if the pre-payment will result in allocation of the loan proceeds into Company Securities. All such elections must be made during an open window period and when the Covered Person is not otherwise in possession of material non-public information about the Company. D. Gifts to Family Members and Controlled Entities This Policy does not prohibit, subject to the prior approval of the General Counsel or his or her designee, gifts of Company Securities, or transfers of Company Securities, to Family Members or to trusts or similar vehicles controlled by an individual covered by this Policy. VII. POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION A. Liability for Insider Trading In addition to disgorgement of any profits realized (or payment for any losses avoided), persons who trade while in possession or aware of material non-public information may be subject to (i) civil penalties of up to three times the profit gained or loss avoided, and (ii) criminal fines and penalties of up to $5 million and up to 20 years in prison. The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution. B. Liability for Tipping Insiders may also be liable for improper transactions by any person (commonly referred to as “tippee”) to whom they have disclosed material non-public information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Company Securities. The SEC has imposed large penalties even when the tipper did not profit financially from the trading by the tippee. The SEC and FINRA use sophisticated electronic surveillance techniques to uncover insider trading.

Page 9/9 C. Violations of this Policy Employees who violate this Policy may also be subject to disciplinary action by the Company. Disciplinary action may be up to and including termination of employment. Such disciplinary action may also include, for example, ineligibility for future participation in the Company’s equity incentive plans, compensation reduction or other monetary penalties. VIII. PREVENTION OF INSIDER TRADING BY OTHERS The SEC also has authority under the federal securities laws to bring a civil action against any “controlling person” who knows of, or recklessly disregards, a likely insider trading violation by a person under his or her control and fails to take appropriate steps to prevent the violation from occurring. A successful action against the Company or supervisory party by the SEC under this provision can result in a civil fine equal to the greater of $1 million or three times the profit gained, or loss avoided, and a criminal penalty of up to $5 million for individuals and $25 million for corporations. The Company, its directors and officers, and some supervisory personnel, could be deemed “controlling persons” subject to potential liability. Accordingly, it is incumbent on these persons to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. In the event anyone becomes aware of the possibility of such a violation, he or she should contact the Company’s General Counsel or his or her designee immediately. IX. INQUIRIES AND ASSISTANCE Any person who has any questions about this Policy or a specific transaction may obtain guidance from the Company’s General Counsel or the Company’s Vice President, Legal — Corporate Functions. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and seek assistance from the individuals identified above when needed.